As filed with the Securities and Exchange Commission on July 1, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Abengoa Yield plc
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

England and Wales	Great West House, GW1, 17th floor Great West Road Brentford, United Kingdom TW8 9DF Tel.: +44 207 098 4384	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Address and telephone number of Registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Abengoa Solar Holdings USA Inc.

2929 N Central Avenue, Suite 1000

Phoenix, AZ 85012

Tel.: (602) 282-8963

Attn.: Emiliano Garcia Sanz

(Name, address, and telephone number of agent for service)

Copies of communications, including communications sent to agent for service, should be sent to:

Jeffrey C. Cohen, Esq.
Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
+1 (212) 903-9000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereon that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)(2)	Proposed Maximum Aggregate Price per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary Shares, nominal value $0.10 per share	7,202,602	$32.20	$231,923,784.40	$26,949.54
(1)	All of the ordinary shares offered hereby are offered for the account of selling shareholders named in the prospectus.

(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act. Pursuant to Rule 457(c), the proposed maximum offering price per ordinary share of the registrant is based on the average high and low price per ordinary share of the registrant’s ordinary shares on the NASDAQ Global Select Market on June 30, 2015. Pursuant to Rule 416 under the Securities Act, this registration statement also relates to such additional ordinary shares as may be offered in connection with anti-dilution provisions of the 5.125% Exchangeable Notes due 2017 of Abengoa, S.A.

(3)	Calculated pursuant to Rule 457(a) under the Securities Act.

PROSPECTUS

(incorporated in England and Wales)

7,202,602 Ordinary Shares

This prospectus relates to the offer and resale of up to 7,202,602 ordinary shares of Abengoa Yield plc that may be offered from time to time by the selling shareholders identified in this prospectus. The selling shareholders may acquire their ordinary shares from our major shareholder, Abengoa, S.A., upon exchange of the 5.125% Exchangeable Notes due 2017 of Abengoa, S.A. (the “Exchangeable Notes”). The Exchangeable Notes were issued by Abengoa, S.A. in a transaction exempt from the registration requirements of the Securities Act of 1933 on March 5, 2015 and are exchangeable, or may in the future become exchangeable, for issued and outstanding ordinary shares of Abengoa Yield plc held by an affiliate of Abengoa, S.A. The Exchangeable Notes were not issued or guaranteed by Abengoa Yield plc.

The selling shareholders may sell the ordinary shares offered by this prospectus from time to time on terms to be negotiated with buyers. They may also sell the ordinary shares in private sales or through dealers or agents. The selling shareholders may sell the ordinary shares at prevailing market prices or at prices negotiated with buyers. The selling shareholders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares offered by this prospectus.

Our ordinary shares are listed on the NASDAQ Global Market under the symbol “ABY.” On June 30, 2015, the last reported sales price of our ordinary shares on the NASDAQ Global Market was $31.32 per share.

Investing in the securities involves certain risks. See “Risk Factors” beginning on page 8 before you make your investment decision and in our reports filed from time to time with the Securities and Exchange Commission and in any applicable prospectus supplement.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated July 1, 2015

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About This Prospectus

This prospectus is part of a registration statement on Form F-3 that we filed on July 1, 2015 with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, the selling shareholders may offer and sell the ordinary shares described in this prospectus in one or more offerings. Specific information about the offering may be included in a prospectus supplement, which may update or change information included in this prospectus, including the identity of the selling shareholders.

You should read both this prospectus and any prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information.” You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the selling shareholders have authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, any of the securities offered in this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus of the securities described herein shall under any circumstances imply, and you should not assume, that the information provided by this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus provides you with a general description of the securities that may be offered by the selling shareholders. Each time the selling shareholders sell any ordinary shares offered by this prospectus, the selling shareholders are required to provide you with this prospectus and any related prospectus supplement containing specific information about the selling shareholders and the terms of the ordinary shares being offered, in the manner required by the U.S. Securities Act of 1933, as amended, or the Securities Act. You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

In this prospectus “Abengoa” refers to Abengoa, S.A., together with its subsidiaries, while “Abengoa Yield,” the “Company,” “we,” “us,” “our” and “our Company” refers to Abengoa Yield plc and, where the context requires, its direct and indirect subsidiaries.

Enforceability of Certain Civil Liabilities

Abengoa Yield is a public limited company organized under the laws of England and Wales. A majority of our directors and officers and certain other persons named in this prospectus reside outside the United States and all or a significant portion of the assets of the directors and officers and certain other persons named in this prospectus and a significant portion of our assets is located outside the United States.

As a result, it may not be possible for U.S. investors to effect service of process within the United States upon these persons or to enforce against them or against us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in the United Kingdom and in other countries in which we operate, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

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Where You Can Find More Information

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance with those requirements, file annual reports and other information with the SEC.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below filed with the SEC and all documents we file pursuant to the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 20-F of Abengoa Yield for the fiscal year ended December 31, 2014, as filed with the SEC on February 23, 2015 (File No. 001-36487) (the “2014 20-F”);

•	Report on Form 6-K of Abengoa Yield filed with the SEC on May 11, 2015 (the “Q1 Form 6-K”), containing the unaudited condensed interim financial report of Abengoa Yield and its consolidated subsidiaries as of and for the three-month periods ended March 31, 2015 and 2014 (File No. 001-36487);

•	Report on Form 6-K of Abengoa Yield filed with the SEC on July 1, 2015;

•	Reports on Form 6-K of Abengoa Yield filed with the SEC pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the 2014 20-F; and

•	the description of our share capital contained in the Registration Statement on Form F-1 of Abengoa Yield filed with the SEC on January 12, 2015 (File No. 333-200848) and any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings that we make with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act. Our reports on Form 6-K furnished to the SEC after the date of this prospectus (or portions thereof) are incorporated by reference in this prospectus only to the extent that the forms expressly state that we incorporate them (or such portions) by reference in this prospectus.

You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto. Documents incorporated by reference are available from us without charge by requesting them in writing or by telephone from us at the following address and telephone number:

Abengoa Yield plc
Great West House, GW1, 17th floor
Great West Road
Brentford, United Kingdom TW8 9DF
Tel. No.: +44 207 098 4384

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Cautionary Statements Regarding Forward-Looking Statements

This prospectus and any prospectus supplement and the documents we incorporate by reference include forward-looking statements. These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this prospectus, including, without limitation, those regarding our future financial position and results of operations, our strategy, plans, objectives, goals and targets, future developments in the markets in which we operate or are seeking to operate or anticipated regulatory changes in the markets in which we operate or intend to operate. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “is likely to,” “may,” “plan,” “potential,” “predict,” “projected,” “should” or “will” or the negative of such terms or other similar expressions or terminology.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements speak only as of the date of this prospectus and are not guarantees of future performance and are based on numerous assumptions. Our actual results of operations, financial condition and the development of events may differ materially from (and be more negative than) those made in, or suggested by, the forward-looking statements. Investors should read the section entitled “Risk Factors” and the description of our segments and business sectors in the section entitled “Item 4.B—Business—Overview” of our 2014 20-F for a more complete discussion of the factors that could affect us. Important risks, uncertainties and other factors that could cause these differences include, but are not limited to:

•	Difficult conditions in the global economy and in the global market and uncertainties in emerging markets where we have international operations;

•	Changes in general economic, political, governmental and business conditions globally and in the countries in which we do business;

•	Decreases in government expenditure budgets, reductions in government subsidies or adverse changes in laws affecting our businesses and growth plan;

•	Challenges in achieving growth and making acquisitions due to our dividend policy;

•	Inability to identify and/or consummate future acquisitions, whether the Abengoa ROFO Assets or otherwise, on favorable terms or at all;

•	Legal challenges to regulations, subsidies and incentives that support renewable energy sources;

•	Extensive governmental regulation in a number of different jurisdictions, including stringent environmental regulation;

•	Changes in prices, including increases in the cost of energy, natural gas, oil and other operating costs;

•	Counterparty credit risk and failure of counterparties to our offtake agreements to fulfill their obligations;

•	Inability to replace expiring or terminated offtake agreements with similar agreements;

•	New technology or changes in industry standards;

•	Inability to manage exposure to credit, interest rates, foreign currency exchange rates, supply and commodity price risks;

•	Reliance on third-party contractors and suppliers;

•	Risks associated with acquisitions and investments;

•	Deviations from our investment criteria for future acquisitions and investments;

•	Failure to maintain safe work environments;

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•	Insufficient insurance coverage and increases in insurance cost;

•	Litigation and other legal proceedings;

•	Reputational risk, including damage to the reputation of Abengoa;

•	Revocation or termination of our concession agreements;

•	Inability to adjust regulated tariffs or fixed-rate arrangements as a result of fluctuations in prices of raw materials, exchange rates, labor and subcontractor costs;

•	Variations in market electricity prices;

•	Effects of catastrophes, natural disasters, adverse weather conditions, climate change, unexpected geological or other physical conditions, or criminal or terrorist acts at one or more of our plants;

•	Lack of electric transmission capacity and potential upgrade costs to the electric transmission grid;

•	Disruptions in our operations as a result of our not owning the land on which our assets are located;

•	Failure of our newly-constructed assets or assets under construction to perform as expected;

•	Failure to receive dividends from all project and investments;

•	Variations in meteorological conditions;

•	Disruption of the fuel supplies necessary to generate power at our conventional generation facilities;

•	Loss of senior management and key personnel and our reliance on Abengoa to supply administrative, financial, executive and other support services to us;

•	Changes to our relationship with Abengoa;

•	Failure to meet certain covenants under our financing arrangements;

•	Changes in our tax position and greater than expected tax liability; and

•	Various other factors, including those factors discussed under “Risk Factors”.

We caution that the important factors referenced above may not be all of the factors that are important to investors. Unless required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or developments or otherwise.

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Prospectus Summary

This summary contains a general overview of the information contained or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements and related notes, as filed with the SEC and incorporated by reference in this prospectus. You should carefully consider the information contained in or incorporated by reference in this prospectus, including the information set forth under the heading “Risk Factors” in our 2014 20-F and our Q1 Form 6-K, which are incorporated herein by reference.

About Abengoa Yield plc

We were incorporated in England and Wales as a private limited company on December 17, 2013 by Abengoa under the name “Abengoa Yield Limited.” On March 19, 2014, we were re-registered as a public limited company, under the name “Abengoa Yield plc.”

We are a total return company that owns, manages, and acquires renewable energy, conventional power, electric transmission lines and water revenue-generating assets, initially focused on North America (United States and Mexico), South America (Peru, Chile, Brazil and Uruguay) and Europe (Spain). We also have a minority presence in Africa and intend to expand to certain countries in the Middle East, maintaining North America, South America and Europe as our core geographies.

Corporate Information

Our principal executive offices are currently located at Great West House, GW1, 17th floor, Great West Road, Brentford, United Kingdom, TW8 9DF. Our telephone number is +44 207 098 4384. Our website is located at http://www.abengoayield.com, www.abengoayield.es and www.abengoayield.co.uk. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

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Summary of the Offering

The “Description of Share Capital” section of this prospectus contains a more detailed description of our share capital.

Ordinary shares offered by the selling shareholders:	7,202,602 ordinary shares.
Ordinary shares outstanding after this offering:	100,217,260 ordinary shares. All of the shares offered in this prospectus are issued and outstanding as of the date of this prospectus.
Use of proceeds:	We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.
Taxation:	For a discussion of the material UK and US federal income taxes that may be relevant to prospective investors, please read “Taxation—Material U.K. Tax Considerations” and “Taxation—Material U.S. Federal Income Tax Considerations.”
Listing:	Our ordinary shares are traded on the NASDAQ Global Select Market under the symbol “ABY.”

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Risk Factors

An investment in our ordinary shares involves a high degree of risk. You should consider carefully the risk factors discussed in the sections entitled “Risk Factors” contained in our 2014 20-F, in any annual report on Form 20-F filed subsequent hereto and in any report on Form 6-K filed subsequent hereto to the extent that the forms we file expressly state that we incorporate them (or such portions) by reference in this prospectus, as well as other information in or incorporated by reference in this prospectus and any prospectus supplement, before purchasing any of our ordinary shares. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our ordinary shares.

Use of Proceeds

The ordinary shares to be offered and sold using this prospectus will be offered and sold by the selling shareholders. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders.

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Description of Share Capital

The following description of our share capital is a summary of the material terms of our articles of association (the “Articles”) and applicable provisions of law. We have summarized certain portions of the Articles below. The Articles are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the Articles for the provisions that are important to you.

Issued Capital

We were incorporated on December 17, 2013 under the name Abengoa Yield Limited, with an issued, fully paid up, share capital of 100 ordinary shares of €0.10 each. On March 19, 2014, Abengoa Yield Limited re-registered as a public limited company under the name Abengoa Yield plc, with an issued and fully paid-up share capital of 571,000 ordinary shares with a nominal value €0.10 per share. Following this re-registration, on March 20, 2014, Abengoa Yield plc redenominated its entire issued share capital of 571,000 ordinary shares with a nominal value of €0.10 per share into 571,000 ordinary shares with a nominal value of $0.138 per share. The entire issued share capital of Abengoa Yield plc was subsequently consolidated and sub-divided pursuant to Section 618 of the Companies Act 2006, or the Companies Act, to leave the Company with an issued share capital of 787,980 ordinary shares with a nominal value of $0.10 per share. On June 12, 2014, we completed our IPO and listed our shares on the NASDAQ Global Select Market under the symbol “ABY.”

As of the date of this prospectus, we had 100,217,260 shares outstanding.

Shares Not Representing Capital

None.

Shares Held by the Company

We are not permitted under English law to hold our own shares unless they are repurchased by us and held in treasury.

History of Share Capital

The following table presents the history of our share capital as of the end of each of our last three fiscal years:

	December 31,
	2014	2013	2011
Shares	80,000,000	100	N/A

Upon our incorporation (December 17, 2013), we issued 100 shares.

Memorandum and Articles of Association

Objects and Purposes

We were incorporated in England and Wales as a private limited company on December 17, 2013 under the name Abengoa Yield Limited, registered number 8818211. On March 19, 2014, we re-registered as a public limited company, under the name Abengoa Yield plc.

The Companies Act abolishes the need for an objects clause and, as such, our objects are unrestricted.

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Disclosure of Personal Interests of an Office Holder

The Companies Act requires that an office holder disclose to the company any personal interest that he or she may have, and all related material information and documents known to him or her, in connection with any existing or proposed transaction by the company. The disclosure is required to be made promptly and in any event, no later than at the board of directors meeting in which the transaction is first discussed.

Directors

Subject to the provisions of the Articles, the directors may meet for the dispatch of business and adjourn and otherwise regulate its proceedings as they think fit. Unless and until in a general meeting the shareholders of the company determine otherwise, the number of directors of the company shall not be less than 7 nor more than 13 in number.

The quorum necessary for the transaction of business of the directors may be fixed from time to time by the directors and unless so fixed at any other number shall be a number equal to at least half of the directors appointed from time to time. A meeting of the directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the directors. A director is not counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting.

The directors of the company may in accordance with the Articles, and the provisions of the Companies Act, authorize a matter proposed to the company that would, if not authorized, involve a breach by a director of his duty under section 175 of the Companies Act to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict with the interests of the company. A director is not required, by reason of being a director (save as otherwise agreed by such director), to account to the company for any benefit which the director (or a person connected with the director) derives from any such matter authorized by the director. Any contract, transaction or arrangement relating to such matter shall not be liable to be avoided on the grounds of any such benefit.

Sections 177 and 182 of the Companies Act require any transaction or arrangement with the company in which a director has an interest (proposed or existing) to be declared, and not only those that are extraordinary transactions or arrangements.

A director may not vote at a meeting of the board of directors or of a committee of the board of directors on any resolution in respect of any contract, transaction, or arrangement, or any other proposal in which he has (either alone or together with any person connected with him, as provided in the Companies Act) an interest other than in the circumstances set out below. A director shall not be counted in the quorum at a meeting of the directors in relation to any resolution in which the director is not entitled to vote.

Subject to the provisions of the Companies Act, a director is entitled to vote and be counted in the quorum in respect of any resolution concerning any contract, transaction or arrangement or any other proposal (inter alia):

•	in which he has an interest of which he is not aware or which cannot reasonably be regarded as likely to give rise to a conflict of interest;

•	in which he has an interest only by virtue of interests in the company’s shares, debentures or other securities or otherwise in or through the company;

•	which involves the giving of any security, guarantee or indemnity to the director or any other person in respect of obligations incurred by him or any other person for the benefit of the company or a debt or other obligation of the company for which the director has assumed responsibility under a guarantee or indemnity or by the giving of security;

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•	concerning an offer of securities by the company or any of its subsidiary undertakings in which he is or may be entitled to participate as a holder of securities or as an underwriter or sub-underwriter;

•	concerning any other corporate, provided that he and any connected persons do not own or have a beneficial interest in one percent or more of any class of share capital of such body corporate, or of the voting rights available to the members of such body corporate;

•	relating to an arrangement for the benefit of employees or former employees which does not award him any privilege or benefit not generally awarded to the employees or former employees to whom such arrangement relates;

•	concerning the purchase or maintenance of insurance for any liability for the benefit of directors;

•	concerning the giving of indemnities in favor of the directors; or

•	concerning the funding of expenditure by any director or directors (i) on defending criminal, civil or regulatory proceedings or actions against him or them, (ii) in connection with an application to the court for relief, (iii) on defending him or them in any regulator investigations, or (iv) incurred doing anything to enable him to avoid incurring such expenditure.

Any director (including the director that has the conflict) may propose that such conflicted director be authorized in relation to any matter which is the subject of such a conflict. The director with the conflict will not count towards the quorum at the meeting at which the conflict is considered and may not vote on any resolution authorizing the conflict. Where the board of directors gives authority in relation to such a conflict, the board of directors may impose such terms on the relevant director as it deems appropriate.

Each of our directors and other officers may be indemnified by us against all costs, charges, losses, expenses and liabilities incurred by such director or officer in the execution or discharge of his or her duties or in relation to those duties. The Companies Act renders void an indemnity for a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director. We have insurance for our directors regarding negligence, default, breach of trust and breach of duty under the terms allowed under the Companies Act.

Appointment of Directors

The Companies Act requires that a resolution approving provisions to appoint a director for a period of more than two years must not be passed unless a memorandum setting out the proposed contract incorporating the provision is made available to members: in the case of a resolution at a meeting, by being made available for inspection by members of the company both (i) at the company’s registered office for not less than 15 days ending with the date of the meeting, and (ii) at the meeting itself.

Subject to certain minimum thresholds in terms of their shareholdings, each shareholder shall be entitled to appoint a number of directors in proportion to their shareholding. However, no shareholder shall be entitled to appoint more than half of the directors plus one.

Effective from October 1, 2013, quoted companies must obtain a binding vote of shareholders on remuneration policy at least once every three years and an advisory vote on an implementation report on how the remuneration policy was implemented in the relevant financial year.

Ordinary remuneration shall be paid to the independent non-executive directors only and shall be determined by the directors.

Directors’ Borrowing Powers

Subject to the provisions of the Articles and the Companies Act, the directors may exercise all the powers of the company to borrow money, mortgage or charge all or any part or parts of its undertaking, property and uncalled capital, and issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of the company or of any third party.

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Removal of Directors

The company may, by ordinary resolution of which special notice has been given, remove any director and elect another person in place of such director.

Retirement of Directors

Each director shall retire at the annual general meeting held in the third calendar year following the year in which he was elected or last re-elected by the company or such shorter period as the directors may determine. In addition, each director (other than the Chairman and any director holding an executive office) shall also be required to retire at each annual general meeting following the ninth anniversary on the date on which he was elected by the company. A director who retires at any annual general meeting shall be eligible for election or re-election unless the directors resolve otherwise not later than the date of the notice of such annual general meeting.

When a director retires at an annual general meeting in accordance with the Articles, the company may, by ordinary resolution at the meeting, fill the office being vacated by re-electing the retiring director. In the absence of such a resolution, the retiring director shall nevertheless be deemed to have been re-elected, except in the cases identified by the Articles.

Termination of Office

The office of a director of the company shall be terminated if:

(i)	subject to the provisions of the Companies Act, the shareholder who appointed the relevant director of the company elects to terminate the office of such director;

(ii)	the director of the company becomes prohibited by law or (if applicable) the NASDAQ Rules from acting as a director or ceases to be a director by virtue of any provision of the Companies Act;

(iii)	the company has received notice of the director’s resignation or retirement from office and such resignation or retirement from office has taken effect in accordance with its terms;

(iv)	the director has retired at an annual general meeting in accordance with the Articles;

(v)	the director has a bankruptcy order made against him/her, compounds with his/her creditors generally or applies to the court for an interim order under the UK Insolvency Act 1986 in connection with a voluntary arrangement under that Act or any analogous event occurs in relation to the director in another country;

(vi)	an order is made by any court claiming jurisdiction in that behalf on the ground (however formulated) of mental disorder for the director’s detention or for the appointment of another person (by whatever name called) to exercise powers with respect to the director’s property or affairs;

(vii)	the director is absent from meetings of the directors for three months without permission and the directors have resolved that the director’s office be vacated;

(viii)	notice of termination is served or deemed served on the director and that notice is given by a majority of directors for the time being; or

(ix)	in the case of a director other than the chairman and any director holding an executive office, if the directors resolve to require the director to resign and the director fails to do so within 30 days of notification of such resolution being served or deemed served on the director.

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Share Qualification of Directors

A director shall not be required to hold any shares of the company by way of qualification. A director who is not a member of the company shall nevertheless be entitled to attend and speak at general meetings.

Rights Attached to Our Shares

As of December 17, 2013, the shares have attached to them full voting, dividend and capital distribution (including winding up) rights. However, the shares do not confer any rights of redemption.

Without prejudice to any rights attached to any existing shares, the company may issue shares with such rights or restrictions as determined either by the company by ordinary resolution or, if the company passes a resolution to authorize them, the directors. The company may also issue shares which are, or are liable to be, redeemed at the option of the company or the holder.

Dividend Rights. Our Articles provide that the company may, by ordinary resolution, declare final dividends to be paid to its shareholders in accordance with their respective rights. However, no dividend shall be declared unless it has been recommended by the directors and does not exceed the amount recommended by the directors.

If the directors believe that the profits of the company justify such payment, they may pay fixed dividends on any class of shares where the fixed dividend is payable on fixed dates. They may also pay interim dividends on shares of any class in amounts and on dates and periods as they think fit. Provided the directors act in good faith, they shall not incur any liability to the holders of any shares for any loss they may suffer by the lawful payment of dividends on any other class of shares having rights ranking equally with or behind those shares.

Unless the share rights otherwise provide, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid, and apportioned and paid pro rata according to the amounts paid on the shares during any portion or portions of the period in respect of which the dividend is paid.

Any unclaimed dividends may be invested or otherwise applied for the benefit of the company until they are claimed. If any dividend is unclaimed for 12 years from the date on which it was declared or became due for payment, the person who was otherwise entitled to it shall cease to be entitled and the company may keep that sum. In addition, the company will not be considered a trustee with respect to the amount of any payment into a separate account by the directors of any unclaimed dividend or other sum payable on or in respect of a share of the company.

The company may cease to send any check or other means of payment by post for any dividend on any shares which is normally paid in that manner if in respect of at least two consecutive dividends payable on those shares, the check, warrant or order has been returned undelivered or remains uncashed but, subject to the provisions of these Articles, shall recommence sending checks, warrants or orders in respect of the dividends payable on those shares if the holder of or person entitled to them claims the arrears of dividend and does not instruct the company to pay future dividends in some other way.

The directors may, if authorized by ordinary resolution, offer to shareholders the right to elect to receive, in lieu of a dividend, an allotment of new shares credited as fully paid.

Voting Rights. Subject to the provisions in the Articles and any special rights or restrictions as to voting attached to any shares or class of shares of the company, at a general meeting, voting on each and every resolution shall be taken by way of a poll.

As such, every member present in person or by proxy has one vote for every share held by him, as per the Articles.

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A proxy shall not be entitled to vote where the member appointing the proxy would not have been entitled to vote on the resolution had he been present in person.

In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names appear in the register of the company in respect of the joint holding.

The actions necessary to change the rights of holders of the shares are as follows: the rights of the shareholders would need to be altered by way of a special resolution requiring 75% vote of the shareholders who are present and voting in person or by proxy. In order to change the rights of a separate class of shares, it will require such a vote by shareholders of that class of shares.

Liquidation Rights. In the event of our liquidation, subject to applicable law, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of shares in proportion to their respective holdings. This liquidation right may be affected by the grant of preferential dividends or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Redemption Provisions. We may, subject to applicable law and to our Articles, issue redeemable preference shares and redeem the same.

Capital Calls. Under our Articles and the Companies Act, the liability of our shareholders is limited to the nominal (par) value of the shares held by them.

Subject to the terms of allotment of the shares of the company, the directors of the company may make a call on our shareholders to pay up any nominal value or share premium outstanding by giving them notices of such call. A shareholder must pay to the company the amount called on his shares but is not required to do so until 14 days have passed since the notice of call was sent. If a shareholder fails to pay any part of a call, the directors may serve further notice naming another day not being less than seven days from the date of the further notice requiring payment and stating that in the event of non-payment the shares on which the call has been made will be liable to be forfeited. Subsequent forfeiture requires a resolution by the directors. As part of the initial public offering, the nominal value and share premium of all shares will be fully paid.

Transfer of Shares. Fully-paid shares are issued in registered form and may be transferred pursuant to our Articles, unless such transfer is restricted or prohibited by another instrument and subject to applicable securities laws.

Transfers of uncertificated shares may be effected by means of a relevant system (i.e., NASDAQ Global Select Market) unless the NASDAQ Regulations provide otherwise.

Preemptive Rights. In certain circumstances, our shareholders have preemptive rights under the Companies Act with respect to new issuances of equity securities.

Modification of Rights

Whenever the share capital of the company is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either with the written consent of the holders of three-quarters in nominal value of the issued shares of the class (excluding shares held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class (but not otherwise), and may be so varied or abrogated either while the company is a going concern or during or in contemplation of a winding-up.

The special rights attached to any class of shares will not, unless otherwise expressly provided by the terms of issue, be deemed to be varied by (i) the creation or issue of further shares ranking, as regards participation in the profits or assets of the company, in some or all respects equally with them but in no respect in priority to them, or (ii) the purchase or redemption by the company of any of its own shares.

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Shareholders’ Meetings and Resolutions

An annual general meeting shall be held in each period of six months beginning with the day following the company’s accounting reference date, at such place or places, date and time as may be decided by the directors.

The directors may, whenever they think fit, call a general meeting. The directors are required to call a general meeting once the company has received requests from its members to do so in accordance with the Companies Act.

Notice of general meetings shall include all information required to be included by the Companies Act and shall be given to all members other than those members who are not entitled to receive such notices from the company under the provisions of the Articles. The company may determine that only those persons entered on the Register at the close of business on a day decided by the company, such day being no more than 21 days before the day that notice of the meeting is sent, shall be entitled to receive such a notice.

For the purposes of determining which persons are entitled to attend or vote at a meeting, and how many votes such persons may cast, the company must specify in the notice of the meeting a time, not more than 48 hours before the time fixed for the meeting, by which a person must be entered on the Register in order to have the right to attend or vote at the meeting. The directors may in their discretion resolve that, in calculating such period, no account shall be taken of any part of any day that is not a working day (within the meaning of Section 1173 of the Companies Act).

No business other than the appointment of a chairman shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. Two members present in person or by proxy and representing in total at least one-third in nominal value of the issued shares will be a quorum.

The directors may require attendees to submit to searches or put in place such arrangements or restrictions as they think fit to ensure the safety and security of attendees at a general meeting. Any member, proxy or other person who fails to comply with such arrangements or restrictions may be refused entry to, or removed from, the general meeting.

The directors may decide that a general meeting shall be held at two or more locations to facilitate the organization and administration of such meeting. A member present in person or by proxy at the designated “satellite” meeting place may be counted in the quorum and may exercise all rights that they would have been able to exercise if they had been present at the principal meeting place. The directors may make and change from time to time such arrangements as they shall in their absolute discretion consider appropriate to:

•	ensure that all members and proxies for members wishing to attend the meeting can do so;

•	ensure that all persons attending the meeting are able to participate in the business of the meeting and to see and hear anyone else addressing the meeting;

•	ensure the safety of persons attending the meeting and the orderly conduct of the meeting; and

•	restrict the numbers of members and proxies at any one location to such number as can safely and conveniently be accommodated there.

Limitation on Owning Securities

Our Articles do not restrict in any way the ownership or voting of our shares by non-residents. Furthermore, there is no longer an obligation of a shareholder of a U.K. company which is a non-listed (in the U.K. or EU) company to voluntarily disclose his shareholding unless, required to do so by the company. If the company serves a demand on a person under section 793 to the Companies Act, that person will be required to disclose any interest he has in the shares of the company.

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Change in Control

We can issue additional shares with any rights or restrictions attached to them as long as they are not restricted by any rights attached to existing shares. These rights or restrictions can be decided by the directors so long as there is no conflict with the Articles or any resolution passed by the shareholders. The ability of the directors to issue shares with rights or restrictions that are different than those attached to the currently outstanding shares could have the effect of delaying, deferring or preventing change of control of our company.

We may in the future be subject to the U.K. Takeover Code which is not binding on our company at the present time. Nevertheless, the U.K. Takeover Code could apply to our company under certain circumstances in the future and if that were to occur, if a person: (a) acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or (b) who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, in both cases, the acquirer and, depending on the circumstances its concert parties, would be required (except with the consent of the UK Takeover Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Exchange Listing

Our shares are listed on the NASDAQ Global Select Market under the symbol “ABY.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Computershare Trust Company, N.A.

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Taxation

Material U.K. Tax Considerations

The following is a general summary of material U.K. tax considerations relating to the ownership and disposal of our shares. The comments set out below are based on current United Kingdom tax law as applied in England and Wales and HM Revenue & Customs, or HMRC, practice (which may not be binding on HM Revenue & Customs) as at the date of this summary, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and apply only to our shareholders resident and, in the case of an individual, domiciled for tax purposes in the United Kingdom and to whom “split year” treatment does not apply (except insofar as express reference is made to the treatment of non-United Kingdom residents), who hold our shares as an investment and who are the absolute beneficial owners thereof. The discussion does not address all possible tax consequences relating to an investment in the shares. Certain categories of shareholders, including those carrying on certain financial activities, those subject to specific tax regimes or benefitting from certain reliefs or exemptions, those connected with us or the members of our group and those for whom the shares are employment-related securities may be subject to special rules and this summary does not apply to such shareholders and any general statements made in this disclosure do not take them into account. This summary does not address any inheritance tax considerations.

This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. It does not address all of the tax considerations that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under U.K. tax law. In particular:

POTENTIAL INVESTORS SHOULD SATISFY THEMSELVES PRIOR TO INVESTING AS TO THE OVERALL TAX CONSEQUENCES, INCLUDING, SPECIFICALLY, THE CONSEQUENCES UNDER U.K. TAX LAW AND HMRC PRACTICE OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE SHARES IN THEIR OWN PARTICULAR CIRCUMSTANCES BY CONSULTING THEIR OWN TAX ADVISORS.

Taxation of dividends

We will not be required to withhold amounts on account of United Kingdom tax at source when paying a dividend in respect of our shares whether to U.K. resident or non-U.K. resident shareholders.

A United Kingdom resident individual shareholder who receives a dividend from us will generally be entitled to a tax credit which may be set off against the shareholder’s total income tax liability. The tax credit will be equal to 10% of the aggregate of the dividend and the tax credit (the “gross dividend”), which is also equal to one-ninth of the cash dividend received. Such an individual shareholder who is liable to income tax at the basic rate will be subject to tax on the dividend at the rate of 10% of the gross dividend, so that the tax credit will satisfy in full such shareholder’s liability to income tax on the dividend. In the case of such an individual shareholder who is liable to income tax at the higher rate, the tax credit will be set against but not fully match the shareholder’s tax liability on the gross dividend and such shareholder will have to account for additional income tax equal to 22.5% of the gross dividend (which is also equal to 25% of the cash dividend received) to the extent that the gross dividend when treated as the top slice of the shareholder’s income falls above the threshold for higher rate income tax. In the case of such an individual shareholder who is subject to income tax at the additional rate, the tax credit will also be set against but not fully match the shareholder’s liability on the gross dividend and such shareholder will have to account for additional income tax equal to 27.5% of the gross dividend (which is also equal to approximately 30.6% of the cash dividend received) to the extent that the gross dividend when treated as the top slice of the shareholder’s income falls above the threshold for additional rate income tax.

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A United Kingdom resident individual shareholder who is not liable to income tax in respect of the gross dividend and other United Kingdom resident taxpayers who are not liable to United Kingdom tax on dividends will not be entitled to the tax credit attaching to dividends paid by us (and accordingly will not be entitled to claim repayment of the tax credit).

Shareholders who are within the charge to United Kingdom corporation tax will be subject to corporation tax on dividends paid by us, unless (subject to special rules for such shareholders that are small companies) the dividends fall within an exempt class and certain other conditions are met. Each shareholder’s position will depend on its own individual circumstances, although it would normally be expected that the dividends paid by us would fall within an exempt class.

Non-United Kingdom resident shareholders who hold their shares as an investment and not in connection with any trade carried on by them will not be subject to United Kingdom tax in respect of any dividends. Non-United Kingdom resident shareholders will not generally be able to claim repayment from HM Revenue & Customs of any part of the tax credit attaching to dividends paid by us. A shareholder resident outside the United Kingdom may also be subject to foreign taxation on dividend income under local law. Shareholders who are not resident for tax purposes in the United Kingdom should obtain their own tax advice concerning tax liabilities on dividends received from us.

Taxation of disposals

U.K. Holders

Shareholders who are resident in the United Kingdom, or, in the case of individuals, who cease to be resident in the United Kingdom for a period of five years or less, may depending on their circumstances (including the availability of exemptions or reliefs), be liable to United Kingdom taxation on chargeable gains in respect of gains arising from a sale or other disposal of our shares.

Non-U.K. Holders

An individual holder who is not a U.K. Holder (covered by the paragraph above) will not be liable to U.K. capital gains tax on capital gains realized on the disposal of his or her shares unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the shares are attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to U.K. capital gains tax on chargeable gains arising from a disposal of his or her shares.

A corporate holder of shares that is not a U.K. Holder will not be liable for U.K. corporation tax on chargeable gains realized on the disposal of its shares unless it carries on a trade in the United Kingdom through a permanent establishment to which the shares are attributable. In these circumstances, a disposal of shares by such holder may give rise to a chargeable gain or an allowable loss for the purposes of U.K. corporation tax.

Stamp duty and stamp duty reserve tax

The stamp duty and stamp duty reserve tax, or SDRT, treatment of the issue and transfer of, and the agreement to transfer, our shares outside a depositary receipt system or a clearance service are discussed in the paragraphs under ‘General’ below. The stamp duty and SDRT treatment of such transactions in relation to such systems are discussed in the paragraphs under “Depositary Receipt Systems and Clearance Services” below.

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General

No stamp duty or SDRT will arise on the issue of our shares in registered form.

An agreement to transfer our shares will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. SDRT is, in general, payable by the purchaser.

Transfers of our shares will generally be subject to stamp duty at the rate of 0.5% of the consideration given for the transfer (rounded up to the next £5). The purchaser normally pays the stamp duty.

If a duly stamped transfer completing an agreement to transfer is produced within six years of the date on which the agreement is made (or, if the agreement is conditional, the date on which the agreement becomes unconditional) any SDRT already paid is generally repayable, normally with interest, and any SDRT charge yet to be paid is cancelled.

Depositary Receipt Systems and Clearance Services

Following the ECJ decision in C-569/07 HSBC Holdings Plc, Vidacos Nominees Limited v The Commissioners of Her Majesty’s Revenue & Customs and the First-tier Tax Tribunal decision in HSBC Holdings Plc and The Bank of New York Mellon Corporation v The Commissioners of Her Majesty’s Revenue & Customs, HM Revenue & Customs has confirmed that 1.5% SDRT is no longer payable when new shares are issued to a clearance service or depositary receipt system.

Where our shares are transferred (i) to, or to a nominee or an agent for, a person whose business is or includes the provision of clearance services or (ii) to, or to a nominee or an agent for, a person whose business is or includes issuing depositary receipts, stamp duty or SDRT will generally be payable at the higher rate of 1.5% of the amount or value of the consideration given or, in certain circumstances, the value of the shares.

Except in relation to clearance services that have made an election under section 97A(1) of the Finance Act 1986 (to which the special rules outlined below apply), no stamp duty or SDRT is payable in respect of transfers within clearance services or depositary receipt systems.

There is an exception from the 1.5% charge on the transfer to, or to a nominee or agent for, a clearance service where the clearance service has made and maintained an election under section 97A(1) of the Finance Act 1986, which has been approved by HM Revenue & Customs. In these circumstances, SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer will arise on any transfer of our shares into such an account and on subsequent agreements to transfer such shares within such account.

Any liability for stamp duty or SDRT in respect of a transfer into a clearance service or depositary receipt system, or in respect of a transfer within any clearance service or depositary receipt system, which does arise will strictly be accountable by the clearance service or depositary receipt system operator or their nominee, as the case may be, but will, in practice, be payable by the participants in the clearance service or depositary receipt system.

The Proposed Financial Transactions Tax

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common Financial Transactions Tax, or FTT, in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”).

The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in our shares (including secondary market transactions) in certain circumstances.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in our shares where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (i) by transacting with a person established in a participating Member State or (ii) where the financial instrument which is subject to the dealings is issued in a participating Member State.

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Joint statements issued by participating Member States indicate an intention to implement the FTT by 1 January 2016.

However, the FTT proposal remains subject to negotiation between the participating Member States and the scope of such tax uncertain. Additional EU Member States may decide to participate. Prospective holders of our shares are advised to seek their own professional advice in relation to the FTT.

Material U.S. Federal Income Tax Considerations

The following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares by U.S. Holders (as defined below) who acquire shares under this prospectus. This summary is based upon U.S. federal income tax laws (including the U.S. Internal Revenue Code, final, temporary and proposed Treasury regulations, rulings, judicial decisions and administrative pronouncements) all as of the date hereof and all of which are subject to changes in wording or administrative or judicial interpretation occurring after the date hereof, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of shares:

(a) that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has validly elected to be treated as a domestic trust for U.S. federal income tax purposes;

(b) that holds the shares as capital assets for U.S. federal income tax purposes; and

(c) that owns, directly, indirectly or by attribution, less than 5% of both the vote and value of the stock of Abengoa Yield.

This summary does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of shares by particular investors, and does not address state, local, foreign or other tax laws. This summary does not address all of the U.S. federal income tax considerations that may apply to U.S. Holders that are subject to special tax rules, such as U.S. citizens or lawful permanent residents of the United States living abroad, insurance companies, tax-exempt organizations, certain financial institutions, persons subject to the alternative minimum tax or the net investment income tax, dealers and certain traders in securities or currencies, persons holding shares as part of a straddle, hedging, conversion or other integrated transaction, partners in entities classified as partnerships for U.S. federal income tax purposes, persons holding shares through an individual retirement account or other tax-deferred account, persons whose functional currency is not the U.S. dollar or persons that carry on a trade, business or vocation in the United Kingdom through a branch, agency or permanent establishment to which the shares are attributable. Such U.S. Holders may be subject to U.S. federal income tax consequences different from those set forth below.

If an entity classified as a partnership for U.S. federal income tax purposes holds shares, the U.S. federal income tax treatment of a partner in such an entity generally will depend upon the status of the partner and the activities of the partnership. An entity treated as a partnership for U.S. federal income tax purposes that holds shares and its partners are urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences to the partnership and its partners of acquiring, owning and disposing of the shares.

This discussion assumes that Abengoa Yield is not, was not for its 2014 taxable year, and will not become a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, as discussed below under “—Passive foreign investment company rules.”

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Potential investors in shares should consult their own tax advisors concerning the specific U.S. federal, state and local tax consequences of the ownership and disposition of shares in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Implementation of the Governance MOU

Implementation of the actions set forth in the Governance MOU (as described in our 2014 20-F) may be treated for U.S. federal income tax purposes as an exchange by holders of shares for new shares with modified voting rights. If so treated, certain U.S. Holders may be subject to certain U.S. federal income tax reporting requirements with respect to the exchange. U.S. Holders should consult their own tax advisors as to any reporting requirements that may be applicable to them. The rest of this discussion speaks to the present and does not take into account any actions that may be taken under the Governance MOU.

Taxation of distributions on the shares

Distributions received by a U.S. Holder on shares generally will constitute dividends to the extent paid out of Abengoa Yield’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Abengoa Yield intends to annually calculate its earnings and profits in accordance with U.S. federal income tax principles. If distributions exceed Abengoa Yield’s current and accumulated earnings and profits, such excess distributions will constitute a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its shares and will result in a reduction of such tax basis. To the extent such excess exceeds a U.S. Holder’s tax basis in the shares, such excess will generally be taxed as capital gain.

Subject to certain exceptions for short-term and hedged positions, dividends received by certain non-corporate U.S. Holders of shares generally will be subject to U.S. federal income taxation at rates lower than those applicable to other ordinary income if the dividends are “qualified dividend income.” Distributions received by a U.S. Holder on shares will be qualified dividend income if: (i) shares are readily tradable on an established securities market in the United States (such as NASDAQ Global Select Market, where our shares are listed) and (ii) Abengoa Yield was not, for the year prior to the year in which the dividends are paid, and is not, for the year in which the dividends are paid, a PFIC. As discussed below under “—Passive foreign investment company rules,” although there can be no assurance that Abengoa Yield will not be considered a PFIC for any taxable year, Abengoa Yield does not believe that it was a PFIC for its 2014 taxable year and does not expect to be a PFIC for its current taxable year or in the foreseeable future. Non-corporate U.S. Holders should consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to be taxed at these favorable rates. Corporate U.S. Holders will not be entitled to claim the dividends-received deduction with respect to dividends paid by Abengoa Yield. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend.

Taxation upon sale or other disposition of shares

A U.S. Holder generally will recognize U.S. source capital gain or loss on the sale or other disposition of shares, which will generally be long-term capital gain or loss if the U.S. Holder has owned shares for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between such U.S. Holder’s adjusted tax basis in the shares sold or otherwise disposed of and the amount realized on the sale or other disposition. Net long-term capital gain recognized by certain non-corporate U.S. Holders will be taxed at a lower rate than the rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Passive foreign investment company rules

If Abengoa Yield were a PFIC for any taxable year during which a U.S. Holder held shares, certain adverse U.S. federal income tax consequences may apply to the U.S. Holder. Abengoa Yield does not believe that it was a PFIC for its 2014 taxable year and does not expect to be a PFIC for its current taxable year or in the foreseeable future. However, PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets (including, among others, less than 25% owned equity investments) from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Accordingly, there can be no assurance that Abengoa Yield will not be considered a PFIC for any taxable year.

A non-U.S. corporation will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either: (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average value of its assets is attributable to assets which produce passive income or are held for the production of passive income. For purposes of the PFIC rules, “passive income” includes, among other things, certain foreign currency gains, certain rents and the excess of gains over losses from certain commodities transactions. Gains from commodities transactions, however, are generally excluded from the definition of passive income if such gains are active business gains from the sale of commodities and the foreign corporation’s commodities meet specified criteria. The law is unclear as to what constitutes “active business gains” and there are also other uncertainties regarding the criteria that commodities must meet. Accordingly, there can be no assurance that Abengoa Yield is not, was not for its 2014 taxable year, or will not become a PFIC or that changes in the management or ownership structure of Abengoa Yield or its assets, including as a result of any acquisitions pursuant to the ROFO Agreement and the Call Option Agreement (each as described in our 2014 20-F), will not impact the determination of Abengoa Yield’s PFIC status.

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If Abengoa Yield were a PFIC for any taxable year during which a U.S. Holder held shares, gain recognized by a U.S. Holder on a sale or other disposition of the shares would generally be allocated ratably over the U.S. Holder’s holding period for the shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before Abengoa Yield became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to U.S. federal income tax at the highest rate in effect in that year for individuals or corporations, as appropriate, and an interest charge would be imposed on the resulting U.S. federal income tax liability. The same treatment would generally apply to any distribution in respect of shares to the extent the distribution exceeds 125% of the average of the annual distributions on shares received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the shares.

In addition, if Abengoa Yield were a PFIC for a taxable year in which it pays a dividend or in the prior taxable year, the favorable dividend rate discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

U.S. Holders should consult their own tax advisors regarding the PFIC rules.

Information reporting and backup withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S. financial intermediaries generally are subject to information reporting and to backup withholding unless the U.S. Holder is a corporation or other exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain U.S. Holders who are individuals may be required to report information relating to their ownership of an interest in certain foreign financial assets, including stock and securities of a non-U.S. person (such as Abengoa Yield), subject to exceptions (including an exception for stock and securities held through a U.S. financial institution). Other U.S. Holders may be subject to similar rules in the future. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to the shares.

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Selling Shareholders

This prospectus covers the offering for public resale of up to 7,202,602 ordinary shares by the selling shareholders named below. Such selling shareholders, including their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the ordinary shares owned by them. The selling shareholders, however, make no representations that the ordinary shares will be offered for sale. When we refer to the “selling shareholders” in this prospectus, we mean those persons listed in the table below. The table below presents information regarding the selling shareholders and the ordinary shares that each such selling shareholder may offer and sell from time to time under this prospectus.

Each of the selling shareholders may acquire ordinary shares upon exchange of the Exchangeable Notes, which are exchangeable, or may in the future become exchangeable, for issued and outstanding ordinary shares of Abengoa Yield plc held by an affiliate of Abengoa, S.A. The Exchangeable Notes were issued by Abengoa, S.A. in a transaction exempt from the registration requirements of the Securities Act on March 5, 2015. The Exchangeable Notes were not issued or guaranteed by Abengoa Yield plc.

In connection with the sale of the Exchangeable Notes by Abengoa, S.A., we entered into a registration rights agreement with the selling shareholders pursuant to which we agreed to prepare and file a registration statement to permit the resale of our ordinary shares that may be received from Abengoa, S.A. upon the exchange of the Exchangeable Notes from time to time as permitted by Rule 415 promulgated under the Securities Act.

We are registering the ordinary shares described in this prospectus pursuant to the registration rights agreement described above. The following table sets forth:

•	the name of each selling shareholder;

•	the principal amount of Exchangeable Notes and the percentage of such Exchangeable Notes that are outstanding held by each selling shareholder;

•	the number of ordinary shares beneficially owned by each selling shareholder prior to the sale of such shares covered by this prospectus;

•	the number of ordinary shares that may be offered by each selling shareholder pursuant to this prospectus;

•	the number of ordinary shares to be beneficially owned by each selling shareholder following the sale of any such ordinary shares covered by this prospectus; and

•	the percentage of our issued and outstanding ordinary shares to be owned by each selling shareholder following the sale of any ordinary shares covered by this prospectus based on the number of ordinary shares issued and outstanding as of June 30, 2015.

All information with respect to ordinary share ownership of the selling shareholders has been furnished on a selling shareholder questionnaire by or on behalf of the selling shareholders and is as of the date specified by the selling shareholder in such questionnaires. We believe, based on information supplied by the selling shareholders, that except as may otherwise be indicated in the footnotes to the table below, the selling shareholders have sole voting and dispositive power with respect to the ordinary shares reported as beneficially owned by them and none of them has had within the past three years any material relationship with us or any of our predecessors or affiliates.

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Because the selling shareholders identified in the table may sell some or all of the ordinary shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the ordinary shares, no estimate can be given as to the number of ordinary shares available for resale hereby that will be held by the selling shareholders upon termination of this offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table that the selling shareholders will sell all of the ordinary shares owned beneficially by them that are covered by this prospectus, but will not sell any other ordinary shares that they presently own.

Selling Shareholder(1)	Principal Amount of Exchangeable Notes	Percentage of Exchangeable Notes Outstanding	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(3)(4)
Basso Holdings LTD.(5)	$5,400,000	1.9%	139,405.32	139,405.32	—	—
Blackrock Credit Alpha Master Fund L.P.(6)(7)	$22,000,000	7.9%	567,947.6	567,947.6	—	—
Blackrock Multi-Strategy Master Fund Limited(6)(7)	$2,000,000	*	51,631.6	51,631.6	—	—
CA 534 Offshore Fund, Ltd(6)(7)	$4,800,000	1.7%	123,915.84	123,915.84	—	—
Capstone Volatility Master (Cayman) Fund	$10,200,000	3.7%	263,321.16	263,321.16	—	—
CSS, LLC(8)(9)	$6,000,000	2.2%	154,894.8	154,894.8	—	—
Claren Road Master LuxCo B S.À.R.L.(10)	$16,200,000	5.8%	418,215.96	418,215.96	—	—
Claren Road Opportunities LuxCo B S.À.R.L.(10)	$10,600,000	3.8%	273,647.48	273,647.48	—	—
dbX Convertible Arbitrage 11 Fund(11)	$400,000	*	10,326.32	10,326.32	—	—
Delaware Diversified Floating Rate Fund, a series of Delaware Group® Income Funds(12)(13)	$200,000	*	5,163.16	5,163.16	—	—
Delaware Diversified Income Fund, a series of Delaware Group® Adviser Funds(12)(13)	$3,200,000	1.1%	82,610.56	82,610.56	—	—
Delaware Dividend Income Fund, a series of Delaware Group® Equity Funds V(12)(13)	$2,800,000	1.0%	126,084.24	72,284.24	53,800	*
Delaware Enhanced Global Dividend and Income Fund(12)(13)	$1,000,000	*	29,086.8	25,815.8	3,271	*
Delaware High-Yield Opportunities Fund, a series of Delaware Group® Income Funds(12)(13)	$200,000	*	5,163.16	5,163.16	—	—

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Selling Shareholder(1)	Principal Amount of Exchangeable Notes	Percentage of Exchangeable Notes Outstanding	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(3)(4)
Delaware Investments Dividend and Income Fund, Inc.(12)(13)	$400,000	*	15,426.32	10,326.32	5,100	*
Delaware Investments Real Estate Absolute Return Fund (Master), Ltd.(12)	$200,000	*	5,163.16	5,163.16	—	—
Delaware VIP® Diversified Income Series, a series of Delaware VIP® Trust(12)(13)	$1,400,000	*	36,142.12	36,142.12	—	—
Delaware VIP® High Yield Series, a series of Delaware VIP Trust(12)(13)	$200,000	*	5,163.16	5,163.16	—	—
GIC Private Limited	$12,000,000	4.3%	309,789.6	309,789.6	—	—
The High-Yield Bond Portfolio, a series of Delaware Pooled® Trust(12)(13)	$200,000	*	5,163.16	5,163.16	—	—
LVIP Delaware Diversified Floating Rate Fund(13)(14)	$200,000	*	5,163.16	5,163.16	—	—
Nomura Multi Managers Fund – Global Convertible Bond	$800,000	*	20,652.64	20,652.64	—	—
The Obsidian Master Fund(6)(7)	$12,000,000	4.3%	309,789.6	309,789.6	—	—
Optimum Fixed Income Fund, a series of Optimum Fund Trust(12)(13)	$600,000	*	15,489.48	15,489.48	—	—
Palmer Square SSI Alternative Income Fund(11)(13)(15)	$4,200,000	1.5%	108,426.36	108,426.36	—
SEI Delaware Diversified Income Trust(16)	$200,000	*	5,163.16	5,163.16	—	—
SEI Institutional Investments Trust High Yield Bond Fund(13)(16)	$200,000	*	5,163.16	5,163.16	—	—
SEI Institutional Managed Trust High Yield Bond Fund(13)(16)	$200,000	*	5,163.16	5,163.16	—	—

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Selling Shareholder(1)	Principal Amount of Exchangeable Notes	Percentage of Exchangeable Notes Outstanding	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(3)(4)
United Technologies Corporation Master Retirement Trust	$1,400,000	*	36,142.12	36,142.12	—
Any other holder of ordinary shares exchanged pursuant to the Exchangeable Notes or future transferee, pledge, donee or successor(17)	$119,200,000	42.7%	3,077,243.36	—	—	—

*	Less than 1%.

(1)	Information regarding the selling shareholders may change from time to time. Any such changed information will be set forth in a prospectus supplement if required.

(2)	Based on an initial conversion rate of 5,163.16 ordinary shares per for each $200,000 in principal amount of Exchangeable Notes. The indenture governing the Exchangeable Notes provides for an adjustment to the conversion rate in the event of certain dilutive events, inter alia, share sub divisions, consolidations or redenominations, rights issues, bonus issues, dividends and reorganizations.

(3)	Based on a total of 100,217,260 ordinary shares outstanding as of June 30, 2015.

(4)	Assumes the selling shareholder sells all of its ordinary shares offered pursuant to this prospectus.

(5)	Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Holdings Ltd. (the “Fund”). Howard Fischer is a managing member of Basso GP LLC, the general partner of Basso. Mr. Fischer, and other managing members, have ultimate responsibility for trading with respect to the Fund.

(6)	The selling shareholder is affiliated with two registered broker-dealers through common control. The registered broker-dealers are not involved in this offering. They exist solely for fundraising efforts within BlackRock.

(7)	The registered holders of the referenced shares are funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, James Keenan, as a managing director of such entities, has voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. James Keenan expressly disclaims beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such investment adviser subsidiaries and James Keenan is 55 East 52nd Street, New York, NY 10055.

(8)	CSS, LLC is controlled by Clayton A. Struve and Nicholas D Schoewe.

(9)	CSS, LLC purchased the Exchangeable Notes in the ordinary course of business. CSS, LLC is a registered broker-dealer.

(10)	The selling shareholder is controlled by Claren Road Master LuxCo B S.á.r.l., which is wholly-owned by Claren Road Credit Master Fund, Ltd. (the “Master Fund”). Claren Road Asset Management, LLC (“CRAM”) as an investment adviser to the Master Fund, has the power, pursuant to the terms of an investment management agreement between the Master Fund and CRAM, to purchase or dispose or securities beneficially owned by the Master Fund.

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(11)	The selling shareholder is a broker-dealer who purchased the Exchangeable Notes as an investment.

(12)	The selling shareholder is not an affiliate (as defined in the Investment Company Act of 1940) of a registered broker-dealer. However the investment adviser to the selling shareholder, which is an affiliate of the selling shareholder, is an affiliate of Delaware Distributors, L.P., which is the underwriter of the selling shareholder’s shares, and several other broker-dealers.

(13)	The selling shareholder is an investment company, or a subsidiary of an investment company, subject to the Investment Company Act of 1940.

(14)	The selling shareholder is an affiliate of Lincoln Financial Distributors. They are affiliated because they are under common control.

(15)	The selling shareholder’s registered holder is 50% owned by Montage Investments, a registered broker-dealer.

(16)	The selling shareholder is an affiliate of SEI Investments Distribution Co., a registered broker-dealer. SEI Investments Distribution Co. does not trade securities.

(17)	Holders of Exchangeable Notes not identified in this prospectus as selling shareholders may be identified, and corresponding information regarding an offer of ordinary share by them included, in supplements to this prospectus if and when necessary.

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Plan of Distribution

As of the date of this prospectus, we have not been advised by the selling shareholders as to any plan of distribution. The selling shareholders may sell all or a portion of, or may choose not to sell any of, their ordinary shares. We will not receive any of the proceeds from the sale by the selling shareholders of their ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares. The ordinary shares may from time to time be offered for sale either directly by each selling shareholder or by its partners, pledgees, donees, transferees or other successors in interest, or through underwriters, dealers or agents or on any exchange on which the ordinary shares may from time to time be traded, in the over-the-counter market, in independently negotiated transactions or otherwise, at fixed prices, at market prices prevailing at the time of sale or at prices otherwise negotiated. The methods by which the ordinary shares may be sold include:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In no event may such method(s) of distribution take the form of an underwritten offering without the prior agreement of the Company.

The selling shareholders also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal.

In connection with sales of the ordinary shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling shareholders may deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such ordinary shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of our ordinary shares made prior to the date such registration statement has been declared effective by the SEC.

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The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any underwriters, broker-dealers or agents who participate in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act. To the extent any of the selling shareholders are broker-dealers, they are, according to SEC interpretation, “underwriters” within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If the selling shareholders are deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities under the Securities Act and the Exchange Act.

Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute ordinary shares. If required, the specific shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, broker-dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

Under the securities laws of some states, securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We entered into a registration rights agreement for the benefit of holders of the Exchangeable Notes, which are exchangeable, or may in the future become exchangeable, for issued and outstanding ordinary shares of Abengoa Yield plc held by an affiliate of Abengoa, S.A.

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We will pay all expenses of the registration of the ordinary shares pursuant to such registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it. We will indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the respective registration rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

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Expenses of the Registration

The expenses of this offering to be paid by Abengoa Yield, plc are estimated as set forth in the following table. Abengoa Yield is not responsible for any other expenses, including underwriters’ discounts or selling commissions. With the exception of the SEC registration fee, the amounts set forth below are estimates.

Expense	Amount
Securities and Exchange Commission registration fee	$26,950
Printing expenses	6,000
Legal fees and expenses	52,000
Accounting fees and expenses	15,000
Miscellaneous fees and expenses	10,000
Total	$109,950

Legal Matters

Certain legal matters in connection with the securities will be passed upon by Linklaters LLP, New York, New York and London, United Kingdom.

Experts

The consolidated financial statements incorporated in this prospectus by reference from Abengoa Yield plc’s Annual Report on Form 20-F for the year ended December 31, 2014 have been audited by Deloitte, S.L., an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the basis of preparation of the combined financial statements as of December 31, 2013. These combined financial statements were prepared as a combination of the historical accounts of companies that composed the Abengoa Concessions Businesses (which is the accounting predecessor of Abengoa Yield plc) that include expense allocations for certain corporate functions historically provided by Abengoa, S.A. This expense allocation may not be reflective of the actual expense which would have been incurred had the Abengoa Concessions Businesses operated as a separate entity apart from Abengoa, S.A.). Such consolidated financial statements have been so incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the Dropdown Assets as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 incorporated in this prospectus by reference from Abengoa Yield plc’s Form 6-K as filed on July 1, 2015, have been audited by Deloitte, S.L., independent auditors, as stated in their report which is incorporated herein by reference. Such combined financial statements have been so incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

The registrant’s articles of association provide that, subject to the U.K. Companies Act 2006, every person who is or was at any time a director or other officer (excluding an auditor) of the registrant may be indemnified out of the assets of the registrant against all costs, charges, expenses, losses or liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

The registrant maintains insurance for its directors regarding negligence, fault, breach of trust and breach of duty under the terms allowed by the U.K. Companies Act 2006.

Item 9. Exhibits

Exhibit Number	Description
3.1	Articles of Association (incorporated herein by reference to Exhibit 3.1 to Abengoa Yield plc’s Form F-3 filed on July 1, 2015, SEC File No. 333-205433)
4.6	Form of Ordinary Share Purchase Agreement, dated May 8, 2015 among Abengoa Yield plc and the purchasers named therein (incorporated herein by reference to Exhibit 4.6 to Abengoa Yield plc’s Form F-3 filed on July 1, 2015, SEC File No. 333-205433)
4.7	Form of Registration Rights Agreement, dated May 14, 2015 among Abengoa Yield plc and the purchasers named therein (incorporated herein by reference to Exhibit 4.7 to Abengoa Yield plc’s Form F-3 filed on July 1, 2015, SEC File No. 333-205433)
4.8	Form of Registration Rights Agreement, dated March 5, 2015 among Abengoa, S.A., Abengoa Yield plc, Citigroup Global Markets Limited, Merrill Lynch International, HSBC Bank plc and Morgan Stanley & Co. International plc. (incorporated herein by reference to Exhibit 4.8 to Abengoa Yield plc’s Form F-3 filed on July 1, 2015, SEC File No. 333-205433)
5.1*	Opinion of Linklaters LLP as to certain matters of English law.
23.1*	Consent of Deloitte, S.L. Independent Registered Public Accounting Firm.
23.2*	Consent of Deloitte, S.L. Independent Auditors.
23.3*	Consent of Linklaters LLP (included in Exhibit 5.1 herein).
24.1*	Powers of attorney (included as part of the signature pages hereof).

__________________

* Indicates documents filed herewith.

Item 10. Undertakings

(a)       The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuers and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

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(6)	That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(c)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant, of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Abengoa Yield plc certifies that it has reasonable grounds to believe that it has met all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri on July 1, 2015.

Abengoa Yield plc

By:	/s/ Javier Garoz Neira
	Name:	Javier Garoz Neira
	Title:	Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Javier Garoz Neira, Eduard Soler Babot, Irene Maria Hernandez Martín de Arriva and Leire Pérez Arregui, and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign and file with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement and any subsequent registration statement filed pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all respective exhibits thereto and any and all other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitutes therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Santiago Seage	Director and Chairman of the Board of Directors	July 1, 2015
Santiago Seage

/s/ Javier Garoz Neira	Chief Executive Officer and Director	July 1, 2015
Javier Garoz Neira	(Principal executive officer)

/s/ Eduard Soler Babot	Chief Operating Officer and Chief Financial Officer	July 1, 2015
Eduard Soler Babot	(Principal financial officer)

/s/ Marta Jorge	Chief Accounting Officer	July 1, 2015
Marta Jorge	(Principal accounting officer)

/s/ William B. Richardson	Director	July 1, 2015
William B. Richardson

/s/ Maria J. Esteruelas	Director	July 1, 2015
Maria J. Esteruelas

/s/ Eduardo Kausel	Director	July 1, 2015
Eduardo Kausel

/s/ Daniel Villalba	Director	July 1, 2015
Daniel Villalba

/s/ Jack Robinson	Director	July 1, 2015
Jack Robinson

/s/ Enrique Alarcon	Director	July 1, 2015
Enrique Alarcon

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/s/ Juan del Hoyo	Director	July 1, 2015
Juan del Hoyo

/s/ Emiliano García Sanz	Authorized Representative in the	July 1, 2015
Emiliano García Sanz	United States

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EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Association (incorporated herein by reference to Exhibit 3.1 to Abengoa Yield plc’s Form F-3 filed on July 1, 2015, SEC File No. 333-205433)
4.6	Form of Ordinary Share Purchase Agreement, dated May 8, 2015 among Abengoa Yield plc and the purchasers named therein (incorporated herein by reference to Exhibit 4.6 to Abengoa Yield plc’s Form F-3 filed on July 1, 2015, SEC File No. 333-205433)
4.7	Form of Registration Rights Agreement, dated May 14, 2015 among Abengoa Yield plc and the purchasers named therein (incorporated herein by reference to Exhibit 4.7 to Abengoa Yield plc’s Form F-3 filed on July 1, 2015, SEC File No. 333-205433)
4.8	Form of Registration Rights Agreement, dated March 5, 2015 among Abengoa, S.A., Abengoa Yield plc, Citigroup Global Markets Limited, Merrill Lynch International, HSBC Bank plc and Morgan Stanley & Co. International plc. (incorporated herein by reference to Exhibit 4.8 to Abengoa Yield plc’s Form F-3 filed on July 1, 2015, SEC File No. 333-205433)
5.1*	Opinion of Linklaters LLP as to certain matters of English law.
23.1*	Consent of Deloitte, S.L. Independent Registered Public Accounting Firm.
23.2*	Consent of Deloitte, S.L. Independent Auditors.
23.3*	Consent of Linklaters LLP (included in Exhibit 5.1 herein).
24.1*	Powers of attorney (included as part of the signature pages hereof).

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* Indicates documents filed herewith.

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